   As filed with the Securities and Exchange Commission on February 7, 2000

                                                   Registration No.333-
================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ________

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ________
                                 US WATS, Inc.

            (Exact name of registrant as specified in its charter)

                                   ________

                New York                                       22-3055962
(State or Other Jurisdiction of Incorporation)   (I.R.S. Employer Identification Number)

                              2 Greenwood Square
                          3331 Street Road, Suite 275
                         Bensalem, Pennsylvania 19020
                                (215) 633-9400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                   ________

                               David B. Hurwitz
                     President and Chief Executive Officer
                              2 Greenwood Square
                          3331 Street Road, Suite 275
                         Bensalem, Pennsylvania 19020
                                (215) 244-3433
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copy to:

                         Michael H. Friedman, Esquire
                              Pepper Hamilton LLP
                             3000 Two Logan Square
                              18th & Arch Streets
                            Philadelphia, PA 19103
                                (215) 981-4000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the box. [_]


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
Title of                Amount to be        Proposed maximum            Proposed maximum           Amount of
securities to be        registered          offering price per          aggregate offering         registration fee
registered                                  share (1)                   price
-----------------------------------------------------------------------------------------------------------------------
     Common Stock        250,000               $2.0155                      $503,875                 $133.02
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the National Association of Securities Dealers, Inc. Automated Quotation System on February 2, 2000.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information contained in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective or they have an exemption from registration available. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
                            DATED February 7, 2000

PRELIMINARY PROSPECTUS

                                 US WATS, Inc.

                        250,000 Shares of Common Stock
                            ______________________

Using this prospectus, the selling securityholders listed on page 10 may sell shares of common stock from time to time. The selling securityholders will determine the terms of the sale at the time of the sale.

None of the shares of common stock offered by this prospectus are being offered by us. We will not receive any proceeds from the shares of common stock sold by the selling securityholders. We are registering the resale of the shares covered by this prospectus to satisfy our obligations under agreements with the selling securityholders.

Consider carefully the risk factors beginning on page 5 of this prospectus.

Our common stock is listed on the Nasdaq SmallCap Market under the ticker symbol "USWI." The closing price of our common stock on the Nasdaq SmallCap Market on February 4, 2000 was $2.4375 per share.

We urge you to carefully read this prospectus, which will describe the specific terms of the offering, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosure in the prospectus. Any representation to the contrary is a criminal offense.



                         _____________________________



                               February 7, 2000

                              TABLE OF CONTENTS

                                                                  Page
                                                                  ----
The Company......................................................    4
Forward-Looking Statements.......................................    4
Risk Factors.....................................................    5
Indemnification of Officers and Directors........................    9
Use of Proceeds..................................................   10
Selling Securityholders..........................................   10
Plan of Distribution.............................................   10
Where You Can Find More Information..............................   12
Information Incorporated by Reference............................   12
Legal Matters....................................................   13
Experts..........................................................   13

                                  THE COMPANY

       We are a switch-based interexchange carrier providing long distance telephone communication services primarily to small and medium-size business customers. We also provide inbound-800 long distance services, as well as other telecommunications services, such as travel cards (calling cards), cellular, paging, internet services, dedicated access, data services, pre-paid calling cards (debit cards), international callback and carrier termination services. We use our own switches and facilities to originate, transport and terminate calls for customers generally located between Boston, Massachusetts and Norfolk, Virginia and California. During 1999, approximately 85% of the calls billed by us were processed through our own switches. For calls originating or terminating outside our own network, we utilize the services provided by other long distance companies. Substantially all of our revenues are earned from our customers located in the East Coast.

     Our revenues are derived primarily from the transport of outgoing and incoming calls which are billed by us to end-users at specified rates. Transport costs of these calls are billed to us by other carriers at contractual rates. These carriers supply us with call detail information which enables us to bill our customers depending upon our individual rates. The combination of the efficiency of our network and facilities, and the purchase of long distance services in bulk from other carriers allow us to offer competitive rates to small and medium-sized businesses.

     Our outbound long distance services, inbound 800 services, cellular services, as well as paging and Internet services are provided on one combined bill that includes various management reports. We believe our consultative approach to meeting our customers' needs distinguishes us from our larger competitors.

     We are a New York corporation with our principal executive offices at 2 Greenwood Square, 3331 Street Road, Suite 275, Bensalem, PA 19020. Our telephone number at that location is (215) 633-9400. We have entered into an agreement to merge into our wholly-owned subsidiary, Capsule Communications, Inc., a corporation formed under the laws of the state of Delaware. Our shareholders have approved this merger, and completion of the merger is pending regulatory approvals from state public utility commissions.

                          FORWARD-LOOKING STATEMENTS

     Some of the information included or incorporated by reference in this prospectus contains forward-looking statements, including statements that are not historical or factual. We intend these forward looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and we are including this paragraph for purposes of complying with these safe harbor provisions. The forward-looking statements include statements regarding our intent, belief or expectations. You can identify these statements by the use of terminology such as "may," "will," "expect," "believe," "intend," "plan," "estimate," "should" and other comparable terms. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments.

     Investors are cautioned that, while forward-looking statements reflect our good faith beliefs and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward looking statements as a result of various factors. Such factors include, but are not limited to, the risks under the caption "Risk Factors".

     UNLESS OTHERWISE INDICATED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO "WE," "US," "OUR" OR THE "COMPANY" MEANS US WATS, INC.

                                 RISK FACTORS

We may not be able to continue as a going concern.

Our financial statements as of December 31, 1998 and for the year then ended notes a substantial doubt as to our ability to continue as a going concern. Among the reasons cited as raising concern are the following:

     .    our net loss;

     .    our negative working capital; and

     .    our negative cash flows.

These circumstances raise substantial doubt about our ability to continue as a going concern.

We have historically incurred losses, and our future profitability is uncertain.

     We reported net losses of approximately $3.7 million and $1.8 million for the years ended December 31, 1997 and 1998, respectively, and a net loss of approximately $2.2 million for the nine months ended September 30, 1999. We may not achieve our revenue or profit goals, and our ability to do so depends on the factors specified elsewhere in this "Risk Factors" section of this prospectus, as well as on other factors outside of our control, including the extent to which:

     . our competitors announce and develop, or lower the prices of, competing services; and

     . prices for our services decrease as a result of reduced demand or competitive pressures.

     As a result, we may not be able to increase revenue or achieve profitability.

We may not be able to obtain additional funds, which could prevent us from implementing our business plan.

     We need additional financing for future capital expenditures and other purposes, including:

     .    construction of our network and our automated back office systems;

     .    building a direct sales force;

     .    acquisitions;

     .    paying scheduled principal and interest payments on our bank debt; and

     .    financing operating losses.

     There can be no assurance that any additional financing we may need will be available to us on favorable terms or at all.

Your stock ownership could be diluted if we need to sell additional shares of our common stock to finance future acquisitions.

     Part of our business strategy is to accelerate our market penetration, cross-sell additional services, diversify our customer base, and improve our operating profitability through the acquisition of other telecommunications providers. In order to successfully complete targeted acquisitions, it may be necessary for us to issue additional equity securities that could dilute your stock ownership.

Our directors and officers own enough of our outstanding stock to control us without participation by the other shareholders.

     A substantial portion (in excess of 69%) of our issued and outstanding voting shares is presently held or controlled by the directors and officers. There is no cumulative voting. Accordingly, as a group, our directors and officers can exercise effective control over us and generally direct our affairs without participation by our other shareholders.

We rely on independent sales agents and resellers to market our services.

     Our independent sales representatives and resellers presently account for approximately 55% of our revenues. Should the services of one or more of these independent agents or resellers be interrupted or become unavailable to us, our financial results could be adversely affected.

We are dependent on certain executive and technical personnel for the operation of our network and systems.

     The loss or unavailability of one or more of certain executive or technical personnel could have an adverse effect on our operations. Our future success will also depend on our ability to attract and retain additional key management and technical personnel. The competition to hire qualified employees and personnel in the telecommunications and Internet industries is intense and there are a limited number of persons with knowledge of and experience in particular sectors of the telecommunications industry. Although we have not experienced difficulties employing or retaining personnel to date, we cannot guarantee that we will be successful in attracting and retaining such executives and technical personnel in the future.

If changes are made to existing government regulations or additional government regulations are put into effect, our financial conditions may be adversely affected.

     We are subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. State regulatory requirements vary from state to state. We have obtained certification in all of the contiguous U.S. states that require certification in order to provide long distance services, with the exception of Arizona and Colorado, in which certifications are pending. Some states place statutory restrictions on the operations of "telecommunications service resellers," as that term is defined under the applicable laws of those states. Some states require telecommunications service resellers to file and operate in accordance with service and rate "tariffs." Changes in existing regulations or their interpretation in any state could classify us as a "telecommunications service reseller," which would subject us regulation. Such regulation could result in an increase in customers' usage charges and, in some cases, could limit or eliminate our ability to service customers in that jurisdiction. We would incur, among other expenses, certain administrative costs and legal fees in contesting or complying with such regulatory changes, which would increase our cost of doing business.

     Those companies who provide us local exchange telecommunications services are also heavily regulated at the Federal level and in the states in which they operate. Changes in existing regulations or their interpretation affecting these companies could materially adversely affect their businesses or even prevent them from offering telecommunications services to their customers, including us, on favorable terms.

     In addition, certain services offered by us which are not presently regulated in all states may become regulated. Such regulation could delay the deployment of products and/or services and would increase certain administrative costs and legal fees in contesting or complying with such regulation.

     The FCC has granted applications by companies seeking to provide international callback (also known as "call reorigination" services) to those countries where the practice is legal under local law. The FCC has taken the view that call reorigination services create incentives to lower foreign collection rates to the benefit of U.S. ratepayers and serve the FCC's general policies favoring resale and increased competition in the international marketplace. The FCC, however, has stated that as a matter of international comity, it will prohibit U.S. authorized carriers from providing call reorigination in countries where it is expressly prohibited. Despite the fact that the FCC has yet to take action to enforce another country's ban, there can be no assurance that the FCC will not enforce such a ban in the future.

We may not be able to compete effectively against other competitors that have significantly greater resources than we do which could cause us to lose customers.

     In addition to direct competition from resellers, we must compete with large telecommunications concerns, such as AT&T, MCI Worldcom and Sprint, any of which at any particular time may offer more desirable services than those that we offer. These large telecommunication concerns typically have:

     .    substantially greater financial, technical and marketing resources;

     .    larger networks;

     .    a broader portfolio of services;

     .    controlled transmission lines;

     .    stronger name recognition and customer loyalty; and

     .    long-standing relationships with our target customers.

If our billing system is unable to meet the needs of our customers, we may lose potential revenue.

     Our billing system is vital to our growth and our ability to achieve operating efficiencies. We are dependent on Alternative Telephone Services, Inc. for our billing system. We cannot assure you that their system will perform as expected as we grow our customer base. The following could have a material adverse effect on our operations:

     . failure of third-party vendors to deliver call detail records in a timely manner; and

     .    our failure to identify key information and processing needs.

We are subject to attempts by outsiders to gain access to our telecommunications network.

     Such attempts can take the form of the theft of calling cards and the cloning of cellular phones. Breaches of security can also involve improper use of 800 telephone numbers and customer PBX equipment. We monitor the use of our network through certain fraud detection devices, which we believe provide adequate protection. Due to the highly technical nature of our business, however, complete assurance that sufficient controls are in place to prevent a material loss is not possible.

A high level of customer attrition is inherent in the long distance telephone industry, and our financial results are affected by this attrition.

     The attrition of our customers is attributable to a variety of factors, including our termination of customers for nonpayment and the initiatives of existing and new competitors who, to attract new customers, may implement national advertising campaigns, utilize telemarketing programs, and provide cash payments and other forms of incentives. To retain our customer base, we implement programs and enhancements, such as value-added services, agent and association sales programs, improved customer service, competitive price adjustments and an aggressive retention program. Some purchasers of our long distance services are not obligated to purchase any minimum amount of our services, and can stop using our service at any time and without penalty. Some customers may not continue to buy their long distance telephone service through us or through independent agents and resellers that purchase services from us. If a significant portion of our customers were to decide to purchase long distance service from other long distance service providers, we may not be able to replace them.

The telecommunications industry is undergoing rapid technological changes, and our failure to keep up with such changes could cause us to lose customers.

     The telecommunications industry is subject to rapid and significant changes in technology, customer requirements and preferences. New technologies could reduce the competitiveness of our network. We may be required to select one technology over another, but at a time when it would be impossible to predict with any certainty which technology will prove to be the most economic, efficient or capable of attracting customer usage. Subsequent technological developments may reduce the competitiveness of our network and require unbudgeted upgrades or additional products that could be expensive and time consuming. If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important technologies, our business could be materially and adversely affected.

Many other companies are already engaged in the identical business as we are and new competition is very likely.

     The Telecommunications Act of 1996, or Telecommunications Act, provides for significant deregulation of the telecommunications industry, including the local telecommunications and long distance industries. This federal statute and the related regulations remain subject to judicial review and additional rulemakings of the Federal Communications Commission, or FCC, making it difficult to predict what effect the legislation will have on us, our operations and our competitors.

     Several regulatory and judicial proceedings have recently concluded, are underway, or may soon be commenced, that address issues affecting our operations and those of our competitors, which may cause significant changes to our industry. We cannot predict the outcome of these developments, nor can we assure you that these changes will not have a material adverse effect on us. The following is a non-exhaustive list of proceedings and regulatory developments that could have a material impact on our business operations:

     REGIONAL BELL OPERATING COMPANY PROVISION OF TRADITIONAL LONG DISTANCE SERVICES. On December 22, 1999, the FCC approved an application filed by Bell Atlantic seeking authority to begin providing traditional long distance services to customers located in the State of New York. The Telecommunications Act provides relief from the current restriction on regional Bell operating company provision of long distance service so long as certain procompetitive criteria are met. This approval is likely to strengthen Bell Atlantic's competitive position in New York substantially, which could have a materially adverse effect on our continued ability to attract and retain customers. We anticipate that Bell Atlantic will soon submit similar applications to obtain traditional long distance service authority in other states in its 14-state operating region. In addition, on January 10, 1999, Southwestern Bell filed an application with the FCC seeking permission to begin providing traditional long distance services to customers in Texas, and we expect other regional Bell operating companies to file applications soon. Not only will the regional Bell operating companies provide additional competition for us in the services that we provide, but the Bell operating companies can be expected to bundle their long distance service with local, cellular and video services. These package offerings may be more attractive to consumers than offerings of stand-alone services.

     DEREGULATION OF TRADITIONAL TELEPHONE COMPANY ADVANCED DATA SERVICES. A proceeding has recently been initiated at the FCC to determine, among other things, whether traditional telephone companies will be able to avoid some of their obligations under the Telecommunications Act by providing long distance data services through separate affiliates, as well as be relieved of certain pricing restrictions. A decision adverse to competitive telecommunications providers could provide the traditional telephone companies with a significant competitive advantage in the provision of data services in these areas.

     REGULATION OF ACCESS CHARGES. The FCC has asked for public comment on whether it should begin to regulate the access charges imposed by competitive telecommunications providers. A decision by the FCC to regulate access charges assessed by competitive telecommunications providers like us could result in a significant reduction in the amount we can charge long distance carriers that use our network to originate and terminate calls to and from our customers.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

Certain Provisions of New York Law and US WATS' Charter Documents

     Our amended Certificate of Incorporation provides for the personal liability of our directors to be eliminated to the fullest extent permitted by applicable law. Under the New York Business Corporation Law, a corporation may limit the personal liability of a director to the corporation or its shareholders for damages for any breach of duty in such capacity, except for the liability of any director if a judgment or other final adjudication adverse to him establishes that:

     . his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law;

     . he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or,

     . his acts were in violation of certain provisions concerning dividends, distributions or loans to directors.

     As authorized under the New York Business Corporation Law, our By-Laws require us to indemnify, and advance or promptly reimburse upon request the expenses of, each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director against judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), penalties, amounts paid in settlement and reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his conduct did not meet the then applicable standards, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless we have given our prior consent to such settlement or other disposition, which consent shall not be unreasonably withheld. No repeal or amendment of the relevant By-Laws shall apply or have any effect on the indemnification of, or advancement of expenses to, any of our directors for or with respect to acts or omissions of such director occurring prior to such repeal or amendment.

Certain Provisions of Delaware Law and Capsule Communications' Charter Documents

     After we complete the merger into Capsule Communications, our wholly-owned subsidiary, Delaware law and Capsule Communications' charter documents will govern us. The General Corporation Law of Delaware permits a corporation to provide in its certificate of incorporation a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except with respect to:

     .    any breach of the director's duty of loyalty;

     . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     .    the payment of certain unlawful dividend or distributions; or

     . any transaction from which the director derived an improper personal benefit.

Capsule Communications' Certificate of Incorporation contains such a provision.

     Capsule Communications' Bylaws provide for indemnification of its directors and officers to the maximum extent permitted by applicable law. The General Corporation Law of Delaware allows for indemnification of directors and officers in connection with derivative and non-derivative actions. However, the person to be indemnified must have acted in good faith and in a manner that the person reasonably believed to be consistent with the best interests of the corporation. Also, with respect to derivative actions where the person is adjudged to be liable to the corporation, indemnification is not permitted unless a court determines that the person is fairly entitled to such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock offered in this prospectus nor will any such proceeds be available for our use or otherwise for our benefit.

                            SELLING SECURITYHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the common stock by the selling securityholders as of the date of this prospectus.

                                     Number of                                    Beneficial Ownership
                                       Shares                                         After Offering
                                                                          ---------------------------------------
                                    Beneficially        Number of
                                   Owned Prior to         Shares          Number of         Percent of Class (if
Name                                Registration        Registered          Shares             Greater than 1%)
----                               --------------      ------------       ---------         ---------------------
Craig S. Shapiro                     125,000(1)         125,000(1)          -0-                 --
Whale Securities Co., L.P.           125,000(2)         125,000(2)          -0-                 --

(1) Consists of 125,000 shares of common stock issuable upon exercise of stock options granted pursuant to a Stock Option Agreement dated July 19, 1995 between Craig S. Shapiro and us. Assumes all options are fully exercised in accordance with the terms of said stock option agreement.
(2) Consists of 125,000 shares of common stock issuable upon exercise of stock options granted pursuant to a Stock Option Agreement dated July 19, 1995 between Whale Securities Co., L.P. and us. Assumes all options are fully exercised in accordance with the terms of said stock option agreement.

                             PLAN OF DISTRIBUTION

     We are registering the common stock on behalf of the selling securityholders. References in this section to the selling securityholders also include any pledgees, donees or transferees who receive common stock from a named selling securityholder after the date of this prospectus. To the extent required, we will identify any additional selling securityholder in a supplement to this prospectus.

     Any and all of the common stock offered in this prospectus may be sold from time to time to purchasers directly by the selling securityholders, at market prices prevailing at the time of sale or at negotiated prices, in one or more of the following types of transactions (which may include crosses and block transactions) on the Nasdaq SmallCap

Market, or on any exchange on which the common stock may then be listed:

     .    in the over-the-counter market;

     .    in negotiated transactions;

     .    by pledge to secure debts and other obligations;

     . through put or call options transactions relating to the common stock (whether non-traded or exchange-traded);

     .    through short sales of common stock; or

     .    a combination of such methods of sale.

     Alternatively, the selling securityholders may from time to time offer the common stock through brokers, underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of common stock for whom they may act as agent.

     The selling securityholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to that broker-dealer or other financial institution of the common stock offered under this prospectus. The common stock that broker-dealers or other financial institutions receives in those types of transactions may be resold under this prospectus.

     The selling securityholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any profit on the sale of common stock by them and any discounts, commissions or concessions received by any such underwriters might be deemed to be underwriting compensation under the Securities Act. We have agreed to indemnify each selling securityholder against certain liabilities arising under the Securities Act.

     To comply with rules and regulations under the Securities Exchange Act of 1934 persons engaged in a distribution of the common stock may be limited in their ability to engage in market activities with respect to such common stock. In addition and without limiting the foregoing, each selling securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling securityholders. All of these things may affect the marketability of the common stock.

     Selling securityholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     Upon a selling securityholder notifying us that he, she, or it has entered into any material arrangement with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing, where applicable, the following:

     . the name of each such selling securityholder and of the participating broker-dealer(s);

     .    the amount of common stock involved;

     .    the price at which such common stock was sold;

     . the commissions paid or discounts or concession allowed to such broker-dealer(s);

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     .    other facts material to the transaction.

     In order to comply with certain states' securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and such sale is made in compliance with the exemption.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of our reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, our reports, proxy statements and other information filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's website on the Internet's World Wide Web, located at http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     (a)  Our Annual Report on Form 10-K for the year ended December 31, 1998;

     (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999; June 30, 1999; and September 30, 1999;

     (c) Our Current Reports on Form 8-K filed February 19, 1999; March 16, 1999; June 29, 1999; September 16, 1999; and December 8, 1999;

     (d) The description of our common stock contained in our registration statement on Form S-8 (File No. 33-97558) filed October 7, 1993, including any amendments or reports filed for the purposes of updating such description; and

     (e) All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

This registration statement, including its exhibits, has been filed with the Commission through EDGAR. We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, other than exhibits to those documents (unless those exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such copies should be directed to David B. Hurwitz, President and Chief Executive Officer, US WATS, Inc., 2 Greenwood Square, Suite 275, 3331 Street Road, Bensalem, PA 19020; Mr. Hurwitz's telephone number is (215) 244-3433. We maintain a website at http://www.uswats.com.

                                 LEGAL MATTERS

     The validity of the common stock being offered has been passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern), and have been so included in reliance upon the reports such firm has given upon its authority as an expert in accounting and auditing.

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or the selling securityholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common stock, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

                                 US WATS, INC.

                        250,000 Shares of Common Stock





                                  ___________

                                  PROSPECTUS

                                  ___________





                               February 7, 2000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
         -------------------------------------------

   The estimated expenses of the issuance and distribution, all of which are payable by US WATS are as follows:


   SEC Registration Fee                              $   133.02
   Legal Fees and Expenses                               15,000
   Accounting Fees and Expenses                           8,500
   Printing Expenses                                          0
   Miscellaneous Expenses                                 7,000
           Total                                     $30,633.02


Item 15. Indemnification of Directors and Officers.
         -----------------------------------------

         The amended Certificate of Incorporation of US WATS, Inc. ("USW") provides for the personal liability of its directors to be eliminated to the fullest extent permitted by applicable law. Under the New York Business Corporation Law ("NYBCL"), a corporation may limit the personal liability of a director to the corporation or its shareholders for damages for any breach of duty in such capacity, except for the liability of any director if a judgment or other final adjudication adverse to him establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or (iii) his acts were in violation of certain provisions concerning dividends, distributions or loans to directors.

         As authorized under the NYBCL, USW's By-Laws require USW to indemnify, and advance or promptly reimburse upon request the expenses of, each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director of USW against judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), penalties, amounts paid in settlement and reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his conduct did not meet the then applicable standards, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless USW has given its prior consent to such settlement or other disposition, which consent shall not be unreasonably withheld. No repeal or amendment of the relevant By-Laws shall apply or have any effect on the indemnification of, or advancement of expenses to, any director of USW for or with respect to acts or omissions of such director occurring prior to such repeal or amendment.

   After USW merges into Capsule Communications, Inc. ("Capsule"), USW's wholly-owned subsidiary, Delaware law and Capsule's charter documents will govern Capsule. The General Corporation Law of Delaware ("DGCL") permits a corporation to provide in its certificate of incorporation a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except with respect to (i) any breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the payment of certain unlawful dividend or distributions; or (iv) any transaction from which the director derived an improper personal benefit. Capsule's Certificate of Incorporation contains such a provision.

   Capsule's Bylaws provide for indemnification of Capsule's directors and officers to the maximum extent permitted by applicable law. The DGCL allows for indemnification of directors and officers in connection with derivative and non-derivative actions. However, the person to be indemnified must have acted in good faith and in a manner that the person reasonably believed to be consistent with the best interests of the corporation. Also, with respect to derivative actions where the person is adjudged to be liable to the corporation, indemnification is not permitted unless a court determines that the person is fairly entitled to such indemnification.

Item 16. Exhibits
         --------

Exhibit No.                       Description
-----------                       -----------

   4.1         Stock Option Agreement dated July 19, 1995 between Craig S.
               Shapiro and US WATS, Inc.
   4.2         Stock Option Agreement dated July 19, 1995 between Whale
               Securities Co., LP and US WATS, Inc.
   5           Opinion of Pepper Hamilton LLP.
   23.1        Consent of Deloitte & Touche LLP.
   23.2        Consent of Pepper Hamilton LLP (contained in Exhibit 5).
   24          Power of Attorney (included on the signature page of this
               registration statement).

____________________

Item 17. Undertakings
         ------------

   (a)   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the township of Bensalem, Commonwealth of Pennsylvania, on January 26, 2000.



                                          US WATS, INC.



                                          By:/s/ David Hurwitz
                                             ----------------------------------
                                          David B. Hurwitz
                                          President and Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David B. Hurwitz and James M. Rossi his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signature                         Title                                              Date
---------                         -----                                              ----
/s/ David B. Hurwitz              President and Chief Executive Officer              January 26, 2000
---------------------------       (Principal Executive Officer)
David B. Hurwitz

___________________________       Director                                           January __, 2000
Murray Goldberg

/s/ Artie Regan                   Director and Secretary                             January 26, 2000
---------------------------
Artie Regan

/s/ Walt Anderson                 Director                                           January 26, 2000
---------------------------
Walt Anderson

___________________________       Director                                           January __, 2000
James M. Rossi

/s/ Dominic J. Romano             Director                                           January 26, 2000
---------------------------
Dominic J. Romano

/s/ Michael McAnulty              Chief Financial Officer                            January 26, 2000
---------------------------       (Principal Financial and Accounting Officer)
Michael McAnulty

                               Index of Exhibits


Exhibit No.    Description
-----------    -----------
    4.1        Stock Option Agreement dated July 19, 1995 between Craig S.
               Shapiro and US WATS, Inc.
    4.2        Stock Option Agreement dated July 19, 1995 between Whale
               Securities Co., LP and US WATS, Inc.
    5          Opinion of Pepper Hamilton LLP.
    23.1       Consent of Deloitte & Touche LLP.
    23.2       Consent of Pepper Hamilton LLP (contained in Exhibit 5).
    24         Power of Attorney (included on the signature page
               to the registration statement).